Exhibit 99.1

For more information, contact:

Joe Izbrand

KCI Corporate Communications

Office: 210-255-6251

Email: joe.izbrand@kci1.com

Joe Woody Named Global President of KCI’s Active Healing Solutions™ Business

SAN ANTONIO, Nov. 11, 2011 – Kinetic Concepts, Inc. today announced the selection of Joseph (Joe) Woody as Global President of Active Healing Solutions™ (AHS), the company’s advanced wound healing business. Woody is expected to join the KCI team in late November.

Throughout the world, AHS provides the medical community and patients with wound healing systems based on KCI’s proprietary negative pressure technology platform. This includes V.A.C.® Therapy, which is recognized as a standard of care and has been used on more than six million patients worldwide. Additionally, KCI’s AHS business offers unparalleled clinical and support around the globe.

As Global President, Woody will be responsible for leading AHS’s research and development, manufacturing, commercialization and clinical and customer support in the Americas, Europe, Middle East, Africa and Asia.

Woody has more than 20 years experience in the healthcare sector. Most recently, he served as Global President of Vascular Therapies for Covidien. At Covidien, he was responsible for the $2.6b acquisition and integration of ev3. Previously, Woody served as Global President, Smith & Nephew Advanced Wound Management, and held other leadership positions at Alliance Imaging, Inc., Acuson and GE Medical Systems.

“Joe is a respected industry executive whose accomplishments are well recognized in the marketplace,” said Cathy Burzik, KCI’s president & CEO. “His understanding of the wound therapy segment, his familiarity with its customers and care settings, and his strong track record will help take our successful negative pressure therapy franchise and make it even stronger.”

Woody succeeds Mike Genau, who has decided to leave KCI to pursue new opportunities. Among other accomplishments during Genau’s tenure, he led the expansion of AHS into new global markets; and, he oversaw the commercial launch of several new products, including V.A.C.Via™, the company’s next-generation negative pressure wound therapy product that offers the medical community and patients an off-the-shelf, portable healing technology that delivers all of the benefits of V.A.C.® Therapy.

“Mike has greatly contributed to KCI’s success and growth,” said Burzik. “He is a professional of great character whose leadership skills and deep business experience will be an asset to any organization he decides to join.”

About KCI

Kinetic Concepts, Inc. is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world. The company employs approximately 7,100 people and markets its products in more than 20 countries. For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.